Global Energy Holdings Group, Inc.

3348 Peachtree Road NE
Suite 250, Tower Place 200
Atlanta, Georgia 30326

June 18, 2009

MAS Energy LFG 1, LLC
814 A1A North, Suite 308
Ponte Vedra Beach, FL 32082
Attn: Michael Hall

Re: Development Agreement – Zemel Road Landfill, Charlotte County, Florida

Dear Michael:

Reference is made to the Membership Interest Purchase Agreement (the "*Purchase Agreement*"), dated on or about the date of this letter, between MAS Energy LFG 1, LLC ("*MAS*") and Global Energy Holdings Group, Inc. ("*GNH*"), pursuant to which MAS will acquire from GNH all the membership interests in GES Port Charlotte, LLC, a Georgia limited liability company (the "*Company*").

We acknowledge that

(i) the Company owns the landfill gas and project development rights at the Zemel Road Landfill in Charlotte County, Florida (the "*Site*"),

(ii) MAS wishes to develop, construct, and operate a landfill gas to energy project at the Site (the "*Project*"),

(iii) GNH and MAS have entered into discussions concerning the terms upon which GNH would provide services to MAS and the Company in order to secure necessary permits and contracts for the development of the Project, which discussions will be set forth in a definitive Development Agreement (the "*Development Agreement*"),

(iv) the closing of the Purchase Agreement and the acquisition by MAS of the Company will occur before MAS and GNH have completed their discussions concerning development of the Project and have executed the Development Agreement, and

(v) MAS and GNH do not wish to delay the development of the Project until the Development Agreement is executed.

The purpose of this letter agreement is to set forth the basis upon which GNH will provide development services to MAS and the Company during the period prior to the execution of the Development Agreement.

1. During the period from the date of this letter until it is terminated in accordance with its terms,

   (a) GNH will consult with MAS and the Company concerning the Project, and will pursue, on behalf of the Company, the issuance of the necessary air, solid waste, construction and operating permits for the Project (the "Initial Permits"), but will not be obligated to pursue any other tasks.

   (b) MAS and GNH will negotiate with each other in good faith with a view to completing and executing the Development Agreement upon terms that are consistent with the discussions to date.

2. MAS will reimburse GNH for its reasonable costs and expenses incurred in the pursuit of the issuance of the Initial Permits not to exceed $10,000. GNH will submit invoices to MAS with respect to any amounts covered by this Paragraph 2, together with appropriate supporting documentation. Each such invoice will be payable in full within 15 days of receipt.

3. Except as provided in Paragraph 2, each of MAS and GNH will be responsible for any costs and expenses incurred by it or any of its affiliates in connection with this letter agreement, including any such costs or expenses incurred in connection with the negotiation and execution of the Definitive Agreement.

4. If the Initial Permits are issued before the Development Agreement is executed, then in addition to any amounts payable under Paragraph 2, MAS will pay to GNH a fee of $10,000.

5. This letter agreement may be terminated as follows:

   (a) upon the effective date of the Development Agreement, as provided in such agreement,

   (b) by either MAS or GNH if the Development Agreement is not executed within 30 days after the date of this letter agreement, or

   (c) by MAS if, notwithstanding the existence of negotiations between MAS and GNH concerning the Development Agreement, MAS determines that it does not wish to pursue development of the Project.

6. Upon termination of this letter agreement, (a) all amounts accrued under Paragraph 2 shall become immediately due and payable, and (b) if it has been terminated by MAS pursuant to Paragraph 5(b) or (c) MAS will also pay GNH a fee of $10,000 unless such termination is the result of a material breach by GNH of its obligations under this letter agreement.

7. This letter agreement shall be governed by the laws of the State of Florida.

If you are in agreement with the terms of this letter agreement, please so indicate by signing a copy of this letter agreement and returning it to GNH at the above address by fax or as an attachment to an email addressed to me at mellis@globalenergysystems.com.

Sincerely yours,

Global Energy Holdings Group, Inc.

By ________________________
Name: Michael Ellis
Title: Chief Operating Officer

ACCEPTED AND AGREED TO:

MAS ENERGY LFG 1, LLC

By: ________________
Name: Michael Hall
Title: Authorized Officer

7. This letter agreement shall be governed by the laws of the State of Florida.

If you are in agreement with the terms of this letter agreement, please so indicate by signing a copy of this letter agreement and returning it to GNH at the above address by fax or as an attachment to an email addressed to me at mellis@globalenergysystems.com.

Sincerely yours,

Global Energy Holdings Group, Inc.

By
Name: Michael Ellis
Title: Chief Operating Officer

ACCEPTED AND AGREED TO:

MAS ENERGY LFG 1, LLC

By:
Name: Michael Hall
Title: Authorized Officer